Hudson Pacific Properties, Inc. Announces Second Quarter 2011 Financial Results

Los Angeles, CA, August 10, 2011 - Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced financial results for the second quarter ended June 30, 2011.

Financial Results

Funds From Operations (FFO) for the three months ended June 30, 2011 totaled $8.4 million, or $0.26 per diluted share. These results reflect $0.8 million of property tax savings stemming from reassessments occurring in the quarter, as detailed below.

The Company reported a net loss attributable to common shareholders of $2.1 million, or $(0.07) per diluted share, for the three months ended June 30, 2011, compared to net loss attributable to common shareholders of $2.6 million for the three months ended June 30, 2010.

“On the heels of our successful follow-on offering, we turned to our acquisition pipeline, executing purchase contracts to acquire three Class 'A' office assets totaling approximately 370,000 square feet, with a combined gross value of approximately $170.7 million. All of these assets are located in our target markets and benefit from strong media, entertainment and technology tenancy. In addition to this acquisition activity, we continued to see healthy leasing momentum and strengthening fundamentals in most of our markets, especially in San Francisco, where we executed more than 56,000 square feet of new and renewal leases in the second quarter. This included more than 39,000 square feet at our 875 Howard Street property, taking occupancy there to 92% as of the end of the second quarter,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc.

Second Quarter Highlights

•	FFO of $8.4 million, or $0.26 per diluted share;

•	Improved trailing 12-month occupancy for the media and entertainment portfolio to 73.8%, compared to 67.1% for the trailing 12-month period ended June 30, 2010;

•	Acquired remaining 49% interest in One and Two Rincon Center and closed seven-year project loan in the amount of $110.0 million;

•	Executed purchase contracts to acquire 625 Second Street in San Francisco, 604 Arizona in Santa Monica and 6922 Hollywood Boulevard in Hollywood;

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended June 30, 2011

Total revenue during the quarter increased 201.3% to $33.4 million from $11.1 million for the same quarter a year ago. The increase in total revenue was primarily attributable to a $15.2 million increase in rental revenue to $23.4 million, a $5.8 million increase in tenant recoveries to $6.6 million and a $1.3 million increase in other property-related revenue to $3.2 million. The increase in rental revenue and tenant recoveries from the same quarter a year ago was largely the result of rental revenue from office properties acquired in connection with the Company's initial public offering and during the third and fourth quarters of 2010. The increase in other property-related revenue from the same quarter a year ago was the result of improved production activity associated with higher occupancy at the Company's media and entertainment properties.

Total operating expenses increased 211.3% to $29.0 million from $9.3 million for the same quarter a year ago. The increase in total operating expenses was primarily the result of a $7.9 million increase in office operating expenses to $9.5 million, a $1.1 million increase in media and entertainment operating expenses to $5.8 million, a $7.7 million increase in depreciation and amortization to $10.6 million and a $3.1 million increase in general and administrative expenses, with no comparable expense in the prior period. The increase in office operating expenses was primarily the result of expenses related to office properties acquired in connection with the Company's initial public offering and during the third and fourth quarters of 2010. The increase in media and entertainment operating expenses from the same quarter a year ago was largely the result of improved occupancy and higher production activity at the Company's media and entertainment properties.

Income from operations increased 148.9% to $4.4 million for the second quarter of 2011, compared to income from operations of $1.8 million for the same quarter a year ago.

Interest expense during the second quarter increased 94.3% to $4.5 million, compared to interest expense of $2.3 million for the same quarter a year ago. At June 30, 2011, the Company had $275.0 million of notes payable related to some of its properties, compared to $94.0 million of notes payable a year ago and $332.2 million of notes payable at March 31, 2011.

During the second quarter, the Company received notices of property tax reassessments resulting in total property tax savings after tenant reimbursements of approximately $0.8 million for periods prior to 2011. $0.4 million of these savings are attributable to prior-year property taxes incurred after the Company's initial public offering on five of its office properties and the media and entertainment properties. The remaining $0.4 million relates to property taxes incurred on the Company's City Plaza and Sunset Bronson properties, for a period prior to the initial public offering. The Company's Technicolor and Sunset Gower properties have not yet been reassessed in connection with the initial public offering.

Segment Operating Results For The Three Months Ended June 30, 2011

Office Properties

Total revenue at the Company's office properties increased 543.0% to $24.0 million in the second quarter of 2011 from $3.7 million in the second quarter of 2010. The increase was primarily the result of a $14.5 million increase in rental revenue to $17.8 million and a $5.7 million increase in tenant recoveries to $6.1 million, which were largely attributable to contributions from office properties acquired in connection with the Company's initial public offering and during the third and fourth quarters of 2010.

Office property operating expenses increased 481.6% to $9.5 million in the second quarter of 2011 from $1.6 million for the same quarter a year ago.

At June 30, 2011, the Company's office portfolio was 90.8% leased, up from 85.9% leased a year ago and 89.5% leased at March 31, 2011. During the quarter, the Company executed 13 new and renewal leases totaling 80,600 square feet.

Media and Entertainment Properties

Total revenue at the Company's media and entertainment properties increased 27.5% to $9.4 million in the second quarter of 2011 from $7.3 million in the second quarter of 2010. The increase was primarily the result of a $0.6 million increase in rental revenue to $5.6 million and a $1.3 million increase in other property-related revenue to $3.2 million. Increased revenue was largely attributable to improved occupancy and higher production activity.

Total media and entertainment expenses increased 22.3% to $5.8 million in the second quarter of 2011, compared to $4.7 million in the same period a year ago, primarily as a result of higher operating expenses associated with improved occupancy and higher production activity.

As of June 30, 2011, the trailing 12-month occupancy for the Company's media and entertainment portfolio increased to 73.8% from 67.1% for the trailing 12-month period ended June 30, 2010. Trailing 12-month occupancy for the media and entertainment portfolio was also 73.8% for the period ended March 31, 2011.

Combined Operating Results For The Six Months Ended June 30, 2011

For the first six months of 2011, total revenue was $68.2 million, an increase of 209.1% from $22.1 million in the same period the prior year. Total operating expenses were $59.0 million, compared to $17.8 million in the same period a year ago. As a result, income from operations was $9.3 million, compared to income from operations of $4.3 million during the first six months of 2010. The Company had no reportable acquisition-related expense during the first six months of 2011, compared to $2.4 million for the same period a year ago. Interest expense during the first six months of 2011 increased 107.8% to $9.2 million from $4.4 million in the same period of 2010.

Balance Sheet

At June 30, 2011, the Company had total assets of $1.0 billion, including cash and cash equivalents of $86.9 million. In addition, at June 30, 2011, the Company had total capacity of approximately $141.2 million on its $200.0 million secured credit facility, all of which remains undrawn.

Secondary Offering and Private Placement

On May 3, 2011, the Company completed the public offering of 7,992,500 shares of common stock (including the exercise of the underwriters' over-allotment option to purchase an additional 1,042,500 shares of the Company's common stock) at a price of $14.62 per share. The Company also completed the private placement of 3,125,000 shares of common stock to investment funds affiliated with Farallon Capital Management, L.L.C., at the same price.

Total proceeds from the public offering and the concurrent private placement, after underwriters' discount, were approximately $156.7 million (before transaction costs). Immediately following the offering, the Company used approximately $81.0 million of the net proceeds from the offering and the concurrent private placement to repay indebtedness under its secured revolving credit facility. On June 1, 2011, the Company used $14.3 million of the net proceeds from the offering and private placement to fully repay the project loan on its Tierrasanta property. The remaining proceeds will be primarily used to fund future acquisitions and for general working capital purposes.

Acquisitions and Financings

On April 29, 2011, the Company acquired the remaining 49% interest in One and Two Rincon Center, a landmark, 581,000-square-foot office complex in San Francisco's South Financial District, for $38.7 million (before closing costs and prorations). In conjunction with the acquisition, the Company closed a seven-year, secured, non-recourse loan in the amount of $110.0 million from JPMorgan Chase Bank, National Association. Interest under the new loan is payable monthly at a fixed annual rate of 5.134%. The purpose of the loan was to fully refinance the existing $106.0 million project loan on the property that was scheduled to mature on July 1, 2011.

On May 20, 2011, the Company executed a purchase agreement to acquire 625 Second Street in San Francisco, for a total gross purchase price of $56.4 million (before closing costs and prorations), including the assumption of an existing $33.7 million loan. 625 Second Street is an approximately 136,906-square-foot office property located in San Francisco's South of Market submarket. The property is fully leased to multiple tenants, with an average remaining lease term of approximately five years. The transaction is subject to the completion of various closing conditions, including the assumption of the loan. The $33.7 million, ten-year loan bears interest at a fixed annual rate of 5.85%, with 30-year amortization, and matures on February 1, 2014.

On June 16, 2011, the Company executed a purchase contract to acquire 604 Arizona in Santa Monica, for a total gross purchase price of $21.5 million (before closing costs and prorations). 604 Arizona is an approximately 44,000-square-foot project that is fully leased to Google, Inc. through July 31, 2012.  The Company completed this acquisition on July 26, 2011.

On July 1, 2011, the Company executed a purchase agreement to acquire 6922 Hollywood Boulevard in Hollywood, for a total gross purchase price of $92.5 million (before closing costs and prorations), including the assumption of an existing $42.1 million loan. 6922 Hollywood is an approximately 205,522-square-foot project comprising approximately 171,828 square feet of office space and approximately 33,694 square feet of ground-floor retail space. The property is fully leased to multiple tenants, with an average remaining lease term of approximately seven years. The transaction is subject to the completion of various closing conditions, including the assumption of the loan. The $42.0 million loan bears interest at a fixed annual rate of 5.5775%, with 30-year amortization, and matures in January 2015. $5.0 million of the purchase consideration will be paid with common shares of the Company.

Dividend

The Company's Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the second quarter of 2011. Both dividends were paid on June 30, 2011 to stockholders of record on June 20, 2011.

Supplemental Information

Supplemental financial information regarding the Company's second quarter 2011 results may be found in the Investor Relations section of the Company's Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will host a conference call at 1:30 p.m. PDT / 4:30 p.m. EDT on Wednesday, August 10, 2011, to discuss results for the second quarter of 2011. To participate in the event by telephone, please dial (877) 941-1427 five to ten minutes prior to the start time (to allow time for registration) and use conference ID 4452478. International callers should dial (480) 629-9664 and use the same conference ID number. A digital replay of the conference call will be available beginning August 10, 2011, at 4:30 p.m. PDT / 7:30 p.m. EDT, through August 17, 2011, at 8:59 p.m. PDT / 11:59 p.m. EDT. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 4452478. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company's Web site at www.hudsonpacificproperties.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company's Web site.

Use of Non-GAAP Information

We calculate funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. We use FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company's strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. The Company's portfolio consists of approximately 4.0 million square feet. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes, commencing with the taxable year ended December 31, 2010. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus filed on April 27, 2011, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 24, 2011, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Andrew Blazier
(310) 829-5400
andrewb@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (Unaudited, in thousands, except share data)

	June 30, 2011	December 31, 2010
ASSETS
REAL ESTATE ASSETS
Land	$329,231	329,231
Building and improvements	473,228	468,711
Tenant improvements	51,398	47,478
Furniture and fixtures	11,496	11,411
Property under development	3,529	7,904
Total real estate held for investment	868,882	864,735
Accumulated depreciation and amortization	(39,598)	(27,113)
Investment in real estate, net	829,284	837,622
Cash and cash equivalents	86,893	48,875
Restricted cash	8,184	4,121
Accounts receivable, net	11,386	4,478
Straight-line rent receivables	8,732	6,703
Deferred leasing costs and lease intangibles, net	77,031	86,385
Deferred finance costs, net	5,262	3,211
Interest rate contracts	631	—
Goodwill	8,754	8,754
Prepaid expenses and other assets	5,641	4,416
TOTAL ASSETS	1,041,798	1,004,565

LIABILITIES AND EQUITY
Notes payable	$275,002	342,060
Accounts payable and accrued liabilities	12,484	11,507
Below-market leases	19,082	20,983
Security deposits	5,443	5,052
Prepaid rent	12,666	10,559
Interest rate contracts	—	71
TOTAL LIABILITIES	324,677	390,232

6.25% series A cumulative redeemable preferred units of the Operating Partnership	12,475	12,475
Redeemable non-controlling interest in consolidated real estate entity	—	40,328

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Series B cumulative redeemable preferred stock	87,500	87,500
Common Stock, $0.01 par value 490,000,000 authorized, 33,570,842 outstanding at June 30, 2011 and 22,436,950 outstanding at December 31, 2010, respectively	336	224
Additional paid-in capital	560,727	411,598
Accumulated other comprehensive (deficit) income	(449)	6
Accumulated deficit	(7,969)	(3,482)
Total Hudson Pacific Properties, Inc. stockholders’ equity	640,145	495,846
Non-controlling unitholders in the Operating Partnership	64,501	65,684
TOTAL EQUITY	704,646	561,530
TOTAL LIABILITIES AND EQUITY	$1,041,798	1,004,565

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues
Office
Rental	$17,821	$3,285	$35,335	$6,265
Tenant recoveries	6,116	374	12,147	785
Other	99	79	2,186	160
Total office revenues	24,036	3,738	49,668	7,210

Media & entertainment
Rental	5,592	4,944	11,072	10,229
Tenant recoveries	516	449	859	816
Other property-related revenue	3,242	1,949	6,513	3,800
Other	21	7	99	13
Total media & entertainment revenues	9,371	7,349	18,543	14,858

Total revenues	33,407	11,087	68,211	22,068

Operating expenses
Office operating expenses	9,533	1,639	19,807	2,837
Media & entertainment operating expenses	5,771	4,719	10,950	9,249
General and administrative	3,062	—	6,208	—
Depreciation and amortization	10,626	2,955	21,987	5,668
Total operating expenses	28,992	9,313	58,952	17,754

Income from operations	4,415	1,774	9,259	4,314

Other expense (income)
Interest expense	4,530	2,331	9,172	4,413
Interest income	(23)	(3)	(31)	(6)
Unrealized (gain) on interest rate contracts	—	(140)	—	(347)
Acquisition-related expenses	—	2,433	—	2,433
Other expenses	118	—	235	—
	4,625	4,621	9,376	6,493

Net loss	$(210)	$(2,847)	$(117)	$(2,179)
Less: Net (income) attributable to preferred stock and units	(2,027)	(4)	(4,054)	(4)
Less: Net (income) attributable to restricted shares	(62)	—	(124)	—
Less: Net (income) loss attributable to non-controlling members in consolidated real estate entities	10	32	(803)	29
Add: Net loss attributable to unitholders in the Operating Partnership	188	256	487	256
Net loss attributable to Hudson Pacific Properties, Inc. shareholders’ / controlling members' equity	$(2,101)	$(2,563)	$(4,611)	$(1,898)
Net loss attributable to shareholders’ per share - basic and diluted	$(0.07)	$—	$(0.18)	$—
Weighted average shares of common stock outstanding - basic and diluted	29,161,139	—	25,575,051	—
Dividends declared per common share	$0.125	$—	$0.250	$—

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended	Six Months Ended
	June 30, 2011
Reconciliation of net loss to Funds From Operations (FFO):
Net loss	$(210)	$(117)
Adjustments:
Depreciation and amortization of real estate assets	10,626	21,987
Less: Net loss (income) attributable to non-controlling members in consolidated real estate entities	10	(803)
Less: Net income attributable to preferred stock and units	(2,027)	(4,054)
FFO to common shareholders and unit holders	$8,399	$17,013
Specified items impacting FFO:
Master Halco termination revenue	—	(2,744)
Master Halco non-cash write-off	—	716
FFO (after specified items) to common shareholders and unit holders	$8,399	$14,985

Weighted average common shares/units outstanding - diluted	32,270	28,682
FFO per common share/unit - diluted	0.26	0.59
FFO (after specified items) per common share/unit - diluted	0.26	0.52